Exhibit 23.1

Consent of Ernst & Young LLP, independent registered public accounting firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Zogenix, Inc. 2006 Equity Incentive Plan, Zogenix, Inc. 2010 Equity Incentive Award Plan and Zogenix, Inc. 2010 Employee Stock Purchase Plan of Zogenix, Inc. of our report dated September 3, 2010, except for the second paragraph of Note 12, as to which the date is November 3, 2010, with respect to the financial statements of Zogenix, Inc., included in the Registration Statement (Form S-1 No. 333-169210) and related Prospectus of Zogenix, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

November 24, 2010